Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors
Aether Systems, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-112759 and 333-104305) on Form S-3 and (No. 333-48026, 333-51656, 333-66676, 333-107466 and 333-118610) on Form S-8 of TeleCommunication Systems, Inc. of our report dated March 26, 2004, with respect to the consolidated balance sheets of Enterprise Mobility Solutions (A Division of Aether Systems, Inc.) as of December 31, 2002 and 2003, and the related consolidated statements of operations and comprehensive loss, division equity and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in TeleCommunication Systems Inc.’s Current Report on Form 8-K filed on January 23, 2004, as amended by the Forms 8-K/A filed with the Securities and Exchange Commission on or about November 12, 2004. Our report refers to a change in the method of accounting for intangible assets with the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, in 2002. In addition, our 2001 report is based in part on the report of Ernst and Young LLP, independent auditors, on the 2001 consolidated financial statements of Sila Communications Limited.

/s/ KPMG LLP

Baltimore, Maryland
November 12, 2004